UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 3, 2022

VIASAT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21767	33-0174996
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of Principal Executive Offices, Including Zip Code)

(760) 476-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)
Common Stock, par value $0.0001 per share	VSAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company            ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

Item 2.02	Results of Operations and Financial Condition.

On February 3, 2022, Viasat, Inc. released its financial results for the third quarter of fiscal year 2022 in a letter to shareholders that is available on the investor relations section of its website. A copy of the press release announcing the release of financial results is furnished herewith as Exhibit 99.1 and a copy of the letter to shareholders is furnished herewith as Exhibit 99.2.

The information contained herein and in the accompanying exhibits shall not be incorporated by reference into any filing of the registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this report, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release dated February 3, 2022 issued by Viasat, Inc.
99.2	Viasat, Inc. third quarter of fiscal year 2022 letter to shareholders dated February 3, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

1

Additional Information About the Transaction and Where You Can Find It

This communication is being made in respect of the proposed business combination transaction between Viasat and Connect Topco Limited (“Inmarsat”) pursuant to the terms of that certain Share Purchase Agreement, dated as of November 8, 2021, by and among Viasat and the shareholders of Inmarsat. Viasat intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in respect of a stockholder meeting to obtain stockholder approval in connection with the transaction. The definitive proxy statement will be sent or given to the stockholders of Viasat and will contain important information about the transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIASAT, INMARSAT AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of these materials (when available) and other documents filed by Viasat with the SEC through the website maintained by the SEC at www.sec.gov. In addition, free copies of these materials will be made available free of charge through Viasat’s website at https://www.viasat.com.

Participants in the Solicitation

Viasat, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Viasat in connection with the transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Viasat’s stockholders in connection with the transaction will be set forth in Viasat’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the transaction will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the transaction.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2022	Viasat, Inc.

	By:	/s/ Brett Church
Brett Church
Associate General Counsel

3

Exhibit 99.1

Viasat Releases Third Quarter Fiscal Year 2022 Financial Results

CARLSBAD, Calif., February 3, 2022—Viasat Inc. (NASDAQ: VSAT), a global communications company, today announced its third quarter fiscal year 2022 financial results in a letter to shareholders, which is now posted to the Investor Relations section of Viasat’s website.

As previously announced, the Company will host a conference call and webcast today at 10:00 a.m. Pacific / 1:00 p.m. Eastern Time. To participate on the live conference call, please dial: (877) 640-9809 in the U.S. or (914) 495-8528 internationally and reference the conference ID 2296352. The live webcast will be available on Viasat’s investor relations website at: investors.viasat.com.

A replay of the conference call will be made available from 4:00 p.m. Eastern Time on Thursday, February 3, 2022 until 11:59 p.m. Eastern Time on Friday, February 4, 2022. To access the replay, please dial: (855) 859-2056 in the U.S. and (404) 537-3406 internationally, and enter the conference ID 2296352. The webcast will be archived and available on the Viasat investor relations website for approximately one month immediately following the conference call.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For more than 35 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Copyright © 2022 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Viasat, Inc. Contacts

Chris Phillips, Public Relations, +1 (760) 476-2322, Christina.Phillips@viasat.com

Paul Froelich/Peter Lopez, Investor Relations, +1 (760) 476-2633, IR@viasat.com

# # #

Exhibit 99.2

Shareholder Letter Q3FY22

Fellow Shareholders, Viasat continued to execute on its core strategy and achieved excellent results for the third quarter of fiscal year 2022 (FY2022) across multiple fronts. We earned double digit organic revenue growth, reported Virgin Atlantic as a new in-flight connectivity (IFC) customer, and continued to expand our fixed broadband presence internationally. Although COVID-19 continues to create uncertainty, the gradual re-opening of the global economy has been a tailwind, especially for our commercial IFC business. The most significant news of the quarter was our agreement to acquire Inmarsat, which we expect to accelerate and enhance Viasat’s future. We have achieved several initial milestones in support of the transaction, which are highlighted on page 7. In addition, we were proud to receive recognition during the quarter from Euroconsult, which selected Viasat for its 2021 Global Satellite Business of the Year Award. Subsequent to quarter end, Glassdoor included the Company in its list of 2022 Best Places to Work among large U.S. employers. We supported responsible space practices and policies, joining the Paris Peace Forum’s Net Zero Space Initiative to acknowledge and address the growing space debris crisis in Lower Earth Orbit. We also published our inaugural Environmental, Social and Governance report. For Q3 FY2022 we earned record revenue of $720 million, a 25% year-over year (YoY) increase from $576 million in Q3 FY2021. Top-line growth was driven by our recent acquisitions, broad-based service revenue growth across each of our segments and strong product sales. While Q3 FY2022 net income* was down YoY due to higher depreciation and non-recurring acquisition expenses, we achieved record Adjusted EBITDA of $163 million, a 10% YoY increase from the prior year period. We earned double digit Adjusted EBITDA growth despite the anticipated increase in expenses associated with the impending deployment of the ViaSat-3 (Americas) satellite network, new market entry costs, and growth in research and development (R&D) investments. Total consolidated awards in Q3 FY2022 were $569 million, 12% lower than a year ago due primarily to comparison against an exceptional quarter from our Commercial Networks segment in Q3 FY2021. We ended the quarter with a backlog of $2.1 billion (excluding $3.8 billion of Indefinite Delivery Indefinite Quantity (IDIQ) awards), slightly lower compared to the prior year period. At the segment level, Satellite Services Q3 FY2022 revenue increased to a record $310 million, a 40% increase YoY and the sixth quarter of sequential growth since the height of the pandemic in Q1 FY2021. The two acquisitions that closed earlier this fiscal year and continued improvement in IFC service revenues were the primary drivers. Government Systems revenue increased 2% YoY, to $270 million, with most of the growth coming from higher services revenue. Commercial Networks revenue surged by 55% YoY to $140 million for Q3 FY2022. The main growth drivers in that segment continued to be mobile IFC terminal deliveries and the performance of our ground antenna systems business. The ViaSat-3 (Americas) payload is being readied for thermal vacuum testing at Boeing – a major milestone in final spacecraft integration. Supplier issues resulted in modest slippage in the launch schedule, which is now targeted for late summer 2022. We anticipate that good progress on space-ground “Alpha” system testing may enable us to maintain commencement of initial services by the end of calendar year 2022. We have also made significant progress on the second ViaSat-3 payload module (for the EMEA region) in our own facilities, with ~95% of the payload units now installed. With strong financial results through the first three quarters of FY2022, good revenue visibility and a continuing recovery in mobility, our business is well positioned to capitalize on the proposed Inmarsat transaction. We expect to continue growing revenue and Adjusted EBITDA consistent with our previously stated stand-alone financial targets by executing our substantial backlog and capturing growth opportunities across our growing product and service addressable markets. The Inmarsat acquisition, once closed, is expected to reinforce our strategy and support a broader foundation for long-term growth by enabling global coverage sooner, expanding our premium service capabilities to more markets and customers, increasing network resiliency, leveraging established global distribution networks, leveraging a leading position in L-band spectrum and space resources, capturing operational and capital synergies and creating new business and innovation opportunities. *”Net income” as used herein is defined as Net (loss) income attributable to Viasat, Inc. common stockholders Shareholder Letter    |    Q3 Fiscal Year 2022 1

Q3 FY2022 Financial Results

Viasat achieved another strong quarter of financial performance from continued momentum in our IFC business, contributions from RigNet and Euro Broadband Infrastructure Sàrl (EBI), steady demand and execution in U.S. fixed broadband and modest growth in our Government Systems business.

Q3 Fiscal Year 2022 Highlights

- Revenue grew 25% YoY from top-line growth across all segments and the impact of the acquisitions completed in Q1 FY2022. Organic revenue grew at 14% YoY excluding the impact of the acquisitions
- The net loss of $6.6 million reported for Q3 FY2022 compared to net income of $6.8 million in the prior year period was due primarily to higher depreciation and non-recurring acquisition related expenses
- Adjusted EBITDA grew 10% YoY on revenue growth. Margins declined approximately 300 bps YoY primarily from costs associated with the upcoming ViaSat-3 service launch, international expansion and increased R&D
- Satellite Services revenue increased substantially YoY mainly due to 53% more IFC aircraft in service compared to the prior year period, growth in enterprise services as a result of the RigNet acquisition, the EBI acquisition, international fixed broadband organic growth and higher fixed broadband ARPU, which was partially offset by fewer U.S. residential subscribers due to bandwidth reallocation to mobility services
- Consolidated awards for the quarter were $569 million, resulting in consolidated backlog of a healthy $2.1 billion
- Net leverage was flat sequentially at 3.2x LTM Adjusted EBITDA and ahead of plan due to strong earnings and solid cash management

AWARDS
$ in millions


$643
$593
$595
$832
$569
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

REVENUE
$ in millions


$576
$596
$665
$701
$720
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

OPERATING INCOME
$ in millions


$21.8
$29.1
$16.3
$8.3
$4.5
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

NET INCOME (LOSS)*
$ in millions


$6.8
$7.4
$17.0
$3.3
($6.6)
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

NON-GAAP NET INCOME*
$ in millions


$26.6
$25.2
$33.3
$25.4
$24.7
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

ADJ. EBITDA
$ in millions


$148
$148
$159
$155
$163
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

Shareholder Letter | Q3 Fiscal Year 2022 2

Government Systems

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions


$191
$168
$265
$270
$78
$74
Awards
Revenue
Adj. EBITDA
Q3 FY21
Q3 FY22

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions


$978
$838
$786
$809
$218
$214
Awards
Revenue
Adj. EBITDA
Q3 FY21 YTD
Q3 FY22 YTD

BACKLOG AND UNAWARDED IDIQ
$ in millions


$1,034
$956
$3,134
$3,765
Backlog
Unawarded IDIQ
Q3 FY21
Q3 FY22

Segment Highlights

- Announced a new contract with the Department of Defense for secure, rapidly deployable 5G prototypes and soldier-wearable secure wireless hubs for providing resilient, broadband, multi-path communications to individuals using commercial networking technologies specifically adapted by Viasat for military use
- Awarded Department of Defense contract as the first external team to provide vulnerability assessment testing and response support focused on improving the cybersecurity and resilience of weapon systems
- Received 2021 HIRE Vets Medallion Gold Award by the U.S. Department of Labor, which is the only federal awards program that recognizes job creators who successfully recruit, hire and retain veterans

Awards

In Q3 FY2022, Government Systems awards were $168 million, a decrease of 12% YoY. This decrease YoY was primarily due to the timing of a large, multi-year order for network management services in the prior year period. Year-to-date, Government Systems' $838 million in awards supported backlog of $956 million as of Q3 FY2022, which does not include approximately $3.8 billion of unawarded IDIQ contract value.

Revenue

Government Systems revenue was $270 million in Q3 FY2022, up 2% YoY, led by 5% growth YoY in services revenue from a combination of government satcom system services, higher government aircraft mobile broadband utilization and cybersecurity. In the quarter, tactical satcom radio and tactical data link products drove higher product revenues, offsetting a near term bottleneck in sales of new security assurance products that are experiencing longer than anticipated U.S. government certification delays due, in part, to government staffing shortages. Continued delays in certification may delay delivery of certain new network security products into FY2023.

Adjusted EBITDA

Q3 FY2022 Adjusted EBITDA for Government Systems was $74 million, a decrease of 6% YoY. Higher R&D, selling, general and administrative (SG&A) expenses and proposal and marketing expenses offset higher gross margins. Increased investments were focused on government mobile broadband and cybersecurity – capabilities aligned to the government's growing demand for bandwidth intensive applications and services.

Shareholder Letter | Q3 Fiscal Year 2022 3

Satellite Services

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions



$217
$311
$221
$310
$88
$113
Awards
Revenue
Adj. EBITDA
Q3 FY21
Q3 FY22

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions



$629
$890
$639
$884
$244
$330
Awards
Revenue
Adj. EBITDA
Q3 FY21 YTD
Q3 FY22 YTD

REVENUE MIX
Annual and Quarterly Trends



16%
20%
23%
12%
FY18
FY19
FY20
FY21
12%
16%
29%
35%
37%
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22
U.S. Fixed Broadband
Mobility / International / Other

Segment Highlights

- Revenue surged 40% YoY on growth in IFC services, steady fixed broadband performance, plus contributions from the RigNet and EBI acquisitions which closed in Q1 FY2022 (organic revenue grew at 16% YoY excluding the impact of these acquisitions)
- Enabled IFC service on over 300 Delta Air Lines aircraft by the end of Q3 FY2022 and achieved a total of 1,800 aircraft in service, an increase of 53% YoY – also reflecting returning domestic passenger demand and volume. We anticipate sustained growth in the IFC service fleet from an additional ~860 commercial aircraft expected to be put into service on our IFC networks under existing customer agreements
- Progressed in multiple international markets – grew residential and enterprise subscriber base in Mexico and Brazil, advanced EBI integration efforts and expanded broadband activities in several parts of Africa
- Named 2021 Global Satellite Business of the Year by Euroconsult at the World Satellite Business Week Summit

Revenue

Satellite Services Q3 FY2022 revenue reached $310 million, a new record and the sixth consecutive quarter of sequential growth. U.S. fixed broadband revenue was flat YoY with higher ARPU from continuing favorability on plan mix offsetting a slight decrease in the number of U.S. subscribers driven by reallocation of bandwidth to mobility services. Commercial IFC services revenue grew considerably both YoY and sequentially and was the primary contributor to sustained progress on diversifying satellite services revenue. Mobility, international and other revenue reached over 37% of total Satellite Services quarterly revenue.

Adjusted EBITDA

In Q3 FY2022, Satellite Services earned a new Adjusted EBITDA record of $113 million, an increase of 28% YoY. Higher YoY revenue flow-through was offset by ViaSat-3 pre-launch expenses, lower margin contributions from RigNet and higher advertising costs.



Aircraft Installed
Aircraft In-Service**
1,430
1,480
1,550
1,700
1,880
1,180
1,280
1,400
1,620
1,800
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

Commercial Aircraft

**Excludes approximately 250, 200, 150, 80 and 80 aircraft that were inactive as of Dec 2020, Mar 2021, Jun 2021, Sep 2021 and Dec 2021 respectively, due to the COVID-19 pandemic

Shareholder Letter | Q3 Fiscal Year 2022 4

Commercial Networks

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions


$235
$90
$90
$140
($19)
($24)
Awards
Revenue
Adj. EBITDA
Q3 FY21
Q3 FY22

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions


$504
$267
$236
$393
($80)
($67)
Awards
Revenue
Adj. EBITDA
Q3 FY21 YTD
Q3 FY22 YTD



Segment Highlights

- Achieved 30% YoY revenue growth across the advanced ground antenna systems business portfolio, driven by full motion antennas and earth observation products
- Delivered over 150 commercial air IFC terminals for the second consecutive quarter as a result of the continued ramp from existing and new airline customers
- Launched the Africa Real-Time Earth facility in partnership with the Ghana Space Science and Technology Institute, enabling new space opportunities and jobs to the region and expanding Viasat's earth observation global network to five continents
- Following the close of the quarter, signed an agreement with Telstra in Australia to advance the ViaSat-3 (APAC) ground segment

Awards

In Q3 FY2022, Commercial Networks awards were $90 million, a decrease of 62% YoY and 16% sequentially. The relative decrease was due to comparison with substantial orders for large aperture antenna systems and IFC mobility terminals in both the prior year period and prior quarter. New IFC orders include agreements with new airlines including Virgin Atlantic.

Revenue

Commercial Networks Q3 FY2022 revenue was $140 million, up 55% YoY, from a combination of higher mobility terminal shipments, increased deliveries for advanced antenna systems products, and product revenues from RigNet.

Adjusted EBITDA

Commercial Networks Adjusted EBITDA for Q3 FY2022 was a loss of $24 million, declining 27% YoY. Lower gross margin, higher SG&A and increased R&D investments for advanced satellite payload development contributed to lower earnings YoY in the segment. On a YTD basis Adjusted EBITDA improved by $12 million YoY.

ViaSat-3 Update

Supplier issues resulted in a modest delay to the ViaSat-3 (Americas) launch schedule, now expected to occur in late summer 2022. Continued progress on "Alpha" testing space-ground integration may enable us to maintain planned launch of initial services by calendar year end.

Shareholder Letter | Q3 Fiscal Year 2022 5

Balance Sheet, Cash Flows and Liquidity

Operating Cash Flow

Viasat generated $159 million in operating cash flow, a decline of 29% YoY and 3% sequentially. The YoY comparison reflects the higher earnings this quarter that were more than offset by an increase in working capital. Most of the working capital change was due to an increase in accounts receivable attributable to revenue growth in Commercial Networks and Satellite Services – driven by increased IFC terminal shipments and service revenues – combined with a decrease in customer advance payments. Sequentially, the decrease relates to an increase in working capital partially offset by higher earnings.

OPERATING CASH FLOW
$ in millions



$224
$170
$65
$163
$159
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

Capital Expenditure & Investment

Capital expenditures in Q3 FY2022 were $237 million, a decrease of 2% YoY. The decrease was primarily due to lower customer premise equipment and other investments with expenditures in our ViaSat-3 constellation and future payloads remaining flat YoY.

CAPITAL EXPENDITURE & INVESTMENT
$ in millions



$243
$182
$400
$214
$237
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

Debt and Leverage

Cash and net leverage remained at comfortable levels during the quarter. Net debt increased $89 million to $2.0 billion at the end of Q3 FY2022 while net leverage remained flat at 3.2x LTM Adjusted EBITDA, ahead of plan. As we discussed in prior quarters, we expect net leverage to slowly increase next quarter and into FY2023 heading into the launch of the first ViaSat-3 satellite and with continued investment in the second and third satellites of the ViaSat-3 constellation.

We ended the quarter with $166 million in cash and cash equivalents and liquidity of $437 million, with $271 million of availability under our revolving credit facility. We continue to focus on maintaining a healthy balance sheet and expect that our record of strong execution and forecasted earnings growth will allow us flexibility in the capital markets as we position Viasat for its next phase of growth.

NET DEBT & NET LEVERAGE RATIO
$ in millions (except net leverage)



3.1x
2.9x
3.2x
3.2x
3.2x
$1,543
$1,559
$1,887
$1,942
$2,031
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22

Note: Net leverage ratio is defined as principal amount of total debt less cash and cash equivalents, divided by LTM Adjusted EBITDA

Shareholder Letter | Q3 Fiscal Year 2022 6

Inmarsat Acquisition Update On November 8, 2021, we announced that we entered into a definitive agreement to acquire Inmarsat. The combination will create a leading global communications innovator with enhanced scale and scope to affordably, securely and reliably connect the world. The combined company intends to integrate the spectrum, satellite and terrestrial assets of both companies into a high-capacity multi-band, multi-orbit global hybrid space and terrestrial network, capable of delivering superior services in fast-growing commercial and government sectors. Since the announcement we have achieved several initial milestones necessary for completing the acquisition: › Amended our existing $700 million credit facility to permit the acquisition of Inmarsat and provide additional covenant flexibility › Completed the amendment of Inmarsat’s $1.7 billion term loan and $700 million revolving credit facility to allow the facilities to stay in place after the acquisition › Submitted pre-merger notification under antitrust regulations with the U.S. Department of Justice and prepared regulatory filings for many additional jurisdictions around the world We previously said we expect to close the transaction 9 - 18 months from signing and continue to believe that is a good estimate, with a goal of closing by the end of this calendar year. Until that time, Viasat and Inmarsat continue to operate as independent companies. Inmarsat’s disclosures show good growth through the first three quarters of calendar 2021, as the recovery in aviation and maritime added to growth in their government segment. As noted in CEO Rajeev Suri’s LinkedIn post last quarter, Inmarsat stated that its top-line performance for the September 30, 2021 quarter was ahead of pre-COVID levels of 2019, and included the following highlights: › Revenue growth of 11% YoY for both the quarter and 9 months ended September 30, 2021 › Adjusted EBITDA growth of 8.5% and 15% YoY for the quarter and 9 months ended September 30, 2021, respectively › Free cash flow increase of 30% YoY for the quarter Operationally, on December 22, 2021, Inmarsat successfully launched its I-6 F1 satellite, which has a dual L-/Ka-band payload. The first of two planned I-6 spacecraft, these hybrid satellites feature both an ELERA (L-band) and Global Xpress (Ka-band) payload to enhance capabilities, coverage and capacity of communications networks for global mobility, government and Internet of Things (IoT) customers. While we await approvals from regulators and shareholders, we have begun internal integration planning, positioning us to fully realize the compelling strategic, financial and operational benefits of this transaction. Shareholder Letter | Q3 Fiscal Year 2022 7

FY2022 Outlook As the ViaSat-3 era approaches and we work toward completion of the Inmarsat transaction, we are focused on executing our business plan and broadening our foundation for sustained long-term growth. We expect to continue generating meaningful revenue and Adjusted EBITDA growth, even as we carefully manage our available bandwidth ahead of the ViaSat-3 satellites entering service. › Satellite Services segment outlook for the remainder of FY2022 is robust. We continue to expect IFC to lead revenue growth, while maintaining consistent performance from both consumer and enterprise fixed broadband. › Government Systems overall outlook remains attractive, with a diverse product mix, expanding services revenue and promising pipeline of new products and services. Our growing backlog (inclusive of IDIQ agreements), along with anticipated normalization of government acquisition processes disrupted by COVID-19, are expected to support this segment, while quarterly segment results may remain lumpy due to security product certification delays affecting Q4 FY2022 deliveries. › Commercial Networks segment is expected to continue the recent trends of strong revenue growth that can enable narrowing Adjusted EBITDA losses. IFC mobility terminal deliveries from existing orders, prospective additional orders from current and new IFC customers, and strength in the ground antenna systems business are anticipated to be key drivers. › Net leverage is expected to gradually increase as we continue investing in the upcoming ViaSat-3 constellation, including the ground network. › Our ViaSat-3 (Americas) satellite is expected to launch late summer 2022, with commencement of initial services targeted by the end of calendar year 2022. Our YTD FY2022 results reinforce our confidence in meeting our stand-alone YoY mid-teens Adjusted EBITDA growth targets for FY2022 and FY2023 relative to FY2021. We also remain on track to achieve our stand-alone FY2025 target of more than doubling Adjusted EBITDA relative to FY2020. As we progress towards closure of the acquisition of Inmarsat, we are also confident of the additional long-term benefits that transaction can deliver to our customers and the associated value creation for our shareholders. On behalf of everyone at Viasat, we want to thank our shareholders, customers, partners and employees for their continued support. Sincerely, Rick Baldridge Mark Dankberg Shareholder Letter    |    Q3 Fiscal Year 2022 8

Forward Looking Statements This shareholder letter contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to the proposed acquisition of Inmarsat (the Inmarsat Transaction) and any statements regarding the expected timing, benefits, synergies, growth opportunities and other financial and operating benefits thereof, the closing of the Inmarsat Transaction and timing or satisfaction of regulatory and other closing conditions, or the anticipated operations, financial position, liquidity, performance, prospects or growth and scale opportunities of the combined company; the impact of the novel coronavirus (COVID-19) pandemic on our business; our expectations regarding an end to the pandemic and a lessening of its effects on our business, including expectations for increased airline passenger traffic, IFC growth and normalization of government acquisition processes; projections of earnings, revenue, leverage, capital investments, costs or other financial items; anticipated growth and trends in our business or key markets, including expectations for growth following launch of the ViaSat-3 constellation; the ability to capitalize on awards received and unawarded IDIQ contract vehicles; future economic conditions and performance, including financial guidance and outlook and expectations for performance and results of operations in FY2022 and beyond; the development, demand, customer acceptance and anticipated performance of technologies, products or services; satellite construction and launch activities, including expectations regarding payload delivery, integration, testing, completion and launch of our ViaSat-3 class satellites; the performance and anticipated benefits of our ViaSat-3 class satellites and any future satellite we may construct or acquire; the expected completion, capacity, service, coverage, service speeds and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; anticipated subscriber growth; plans, objectives and strategies for future operations; international growth opportunities; the number of additional aircraft under existing contracts with commercial airlines anticipated to be put into service with our IFC systems, as well as any statements regarding existing and prospective orders from current and new IFC customers; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: risks and uncertainties related to the pending Inmarsat Transaction, including the failure to obtain, or delays in obtaining, required regulatory approvals or clearances; the risk that any such approval may result in the imposition of conditions that could adversely affect us, the combined company or the expected benefits of the Inmarsat Transaction; the failure to satisfy any of the closing conditions to the Inmarsat Transaction on a timely basis or at all; any adverse impact on our business as a result of uncertainty surrounding the Inmarsat Transaction; the nature, cost and outcome of any legal proceedings related to the Inmarsat Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement for the Inmarsat Transaction, including in circumstances requiring us to pay a termination fee; the risk that our stock price may decline significantly if the Inmarsat Transaction is not consummated; the failure to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the Inmarsat Transaction; risks that the Inmarsat Transaction disrupts current plans and operations or diverts management’s attention from its ongoing business; the effect of the announcement of the Inmarsat Transaction on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers and others with whom we do business; our ability to successfully integrate Inmarsat operations, technologies and employees; our ability to realize anticipated benefits and synergies of the Inmarsat Transaction, including the expectation of enhancements to our products and services, greater revenue or growth opportunities, operating efficiencies and cost savings; our ability to ensure continued performance and market growth of the combined company’s business; our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites and any future satellite we may construct or acquire; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband services on our anticipated timeline or at all; capacity constraints in our business in the lead-up to the launch of services on our ViaSat-3 satellites; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees or the overall economy; our ability to realize the anticipated benefits of our other acquisitions or strategic partnering arrangements, including the RigNet and EBI acquisitions; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions; delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/ or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of recent changes to U.S. tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason. Shareholder Letter    |    Q3 Fiscal Year 2022 9

Use of Non-GAAP Financial Information To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Viasat uses non-GAAP net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to Viasat’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below. Copyright © 2021 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners. Additional Information About the Inmarsat Transaction and Where You Can Find It This communication is being made in respect of the proposed business combination transaction between Viasat and Connect Topco Limited (Inmarsat) pursuant to the terms of that certain Share Purchase Agreement, dated as of November 8, 2021, by and among Viasat and the shareholders of Inmarsat. Viasat intends to file with the Securities and Exchange Commission (the SEC) a proxy statement and other relevant documents in respect of a stockholder meeting to obtain stockholder approval in connection with the Inmarsat Transaction. The definitive proxy statement will be sent or given to the stockholders of Viasat and will contain important information about the Inmarsat Transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIASAT, INMARSAT AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of these materials (when available) and other documents filed by Viasat with the SEC through the website maintained by the SEC at www.sec.gov. In addition, free copies of these materials will be made available free of charge through Viasat’s website at https://www.viasat.com. Participants in the Solicitation Viasat, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Viasat in connection with the Inmarsat Transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Viasat’s stockholders in connection with the Inmarsat Transaction will be set forth in Viasat’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the Inmarsat Transaction will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the Inmarsat Transaction. Shareholder Letter    |    Q3 Fiscal Year 2022 10

Viasat Third Quarter Fiscal Year 2022 Results

Financial Results

(In millions, except per share data)	Q3 FY22	Q3 FY21	Year-Over-Year Change	First 9 Months FY22	First 9 Months FY21	Year-Over-Year Change
Revenues	$719.7	$575.6	25%	$2,085.9	$1,660.3	26%
Net (loss) income(1)	($6.6)	$6.8	*	$13.6	($3.7)	*
Non-GAAP net income(1)	$24.7	$26.6	(7)%	$83.4	$51.8	61%
Adjusted EBITDA	$162.8	$147.6	10%	$476.9	$382.6	25%
Diluted per share net (loss) income(1)	($0.09)	$0.10	*	$0.18	($0.06)	*
Non-GAAP diluted per share net income(1), (2)	$0.33	$0.39	(15)%	$1.12	$0.78	44%
Fully diluted weighted average shares(2)	73.9	68.7	8%	74.3	65.7	13%

New contract awards(3)	$568.9	$643.4	(12)%	$1,995.6	$2,110.9	(5)%
Sales backlog(4)	$2,137.7	$2,365.7	(10)%	$2,137.7	$2,365.7	(10)%

Segment Results

(In millions)	Q3 FY22	Q3 FY21	Year-Over-Year Change	First 9 Months FY22	First 9 Months FY21	Year-Over-Year Change
Satellite Services
New contract awards(3)	$311.3	$217.4	43%	$890.5	$628.5	42%
Revenues	$309.7	$220.8	40%	$883.9	$638.7	38%
Operating profit(5)	$14.2	$11.5	24%	$43.7	$21.1	107%
Adjusted EBITDA	$113.1	$88.1	28%	$329.6	$244.1	35%

Commercial Networks
New contract awards	$89.9	$235.1	(62)%	$267.0	$504.0	(47)%
Revenues	$139.7	$90.1	55%	$393.1	$236.1	66%
Operating loss(5)	($44.6)	($39.0)	14%	($127.6)	($135.8)	(6)%
Adjusted EBITDA	($23.8)	($18.8)	27%	($67.1)	($79.5)	(16)%

Government Systems
New contract awards	$167.7	$190.9	(12)%	$838.1	$978.4	(14)%
Revenues	$270.3	$264.7	2%	$808.9	$785.5	3%
Operating profit(5)	$42.5	$50.6	(16)%	$133.9	$148.0	(10)%
Adjusted EBITDA	$73.6	$78.2	(6)%	$214.3	$218.1	(2)%

(1)	Attributable to Viasat, Inc. common stockholders.
(2)

As the three months ended December 31, 2021 and nine months ended December 31, 2020 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the three months ended December 31, 2021 and nine months ended December 31, 2020 resulted in non-GAAP net income, 75.5 million and 66.3 million, respectively, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Awards exclude future revenue under recurring consumer commitment arrangements.
(4)

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our satellite services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Commercial Networks and Satellite Services segments, respectively.

(5)	Before corporate and amortization of acquired intangible assets.
*	Percentage not meaningful.

Shareholder Letter | Q3 Fiscal Year 2022	11

Viasat Third Quarter Fiscal Year 2022 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Revenues:
Product revenues	$316,143	$266,514	$918,073	$773,128
Service revenues	403,574	309,045	1,167,858	887,197

Total revenues	719,717	575,559	2,085,931	1,660,325

Operating expenses:
Cost of product revenues	237,481	196,895	691,549	576,677
Cost of service revenues	262,640	194,394	750,991	587,494
Selling, general and administrative	170,222	132,394	481,106	378,884
Independent research and development	37,316	28,803	112,309	83,970
Amortization of acquired intangible assets	7,531	1,313	20,859	4,171

Income from operations	4,527	21,760	29,117	29,129
Interest expense, net	(5,025)	(7,766)	(17,276)	(26,720)
Other income, net	—	—	4,118	—

(Loss) income before income taxes	(498)	13,994	15,959	2,409
(Provision for) benefit from income taxes	(3,492)	(7,008)	3,469	(573)
Equity in income (loss) of unconsolidated affiliate, net	—	774	(256)	788

Net (loss) income	(3,990)	7,760	19,172	2,624
Less: net income attributable to noncontrolling interest, net of tax	2,623	1,000	5,526	6,290

Net (loss) income attributable to Viasat, Inc.	$(6,613)	$6,760	$13,646	$(3,666)

Diluted net (loss) income per share attributable to Viasat, Inc. common stockholders	$(0.09)	$0.10	$0.18	$(0.06)

Diluted common equivalent shares(2)	73,917	68,668	74,348	65,704

AN ITEMIZED RECONCILIATION BETWEEN NET (LOSS) INCOME ATTRIBUTABLE TO VIASAT, INC.
ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:
(In thousands, except per share data)	Three months ended		Nine months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
GAAP net (loss) income attributable to Viasat, Inc.	$(6,613)	$6,760	$13,646	$(3,666)
Amortization of acquired intangible assets	7,531	1,313	20,859	4,171
Stock-based compensation expense	21,435	21,639	64,676	64,967
Acquisition related expenses	11,862	1,876	19,352	1,876
Other income, net	—	—	(4,118)	—
Income tax effect(1)	(9,524)	(5,031)	(31,036)	(15,535)

Non-GAAP net income attributable to Viasat, Inc.	$24,691	$26,557	$83,379	$51,813

Non-GAAP diluted net income per share attributable to Viasat, Inc. common stockholders	$0.33	$0.39	$1.12	$0.78

Diluted common equivalent shares(2)	75,457	68,668	74,348	66,310

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.
(2)

As the three months ended December 31, 2021 and nine months ended December 31, 2020 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the three months ended December 31, 2021 and nine months ended December 31, 2020 resulted in non-GAAP net income, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

AN ITEMIZED RECONCILIATION BETWEEN NET (LOSS) INCOME ATTRIBUTABLE TO VIASAT, INC. AND ADJUSTED EBITDA IS AS FOLLOWS:
(In thousands)	Three months ended		Nine months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
GAAP net (loss) income attributable to Viasat, Inc.	$(6,613)	$6,760	$13,646	$(3,666)
Provision for (benefit from) income taxes	3,492	7,008	(3,469)	573
Interest expense, net	5,025	7,766	17,276	26,720
Depreciation and amortization	127,628	102,502	369,488	292,116
Stock-based compensation expense	21,435	21,639	64,676	64,967
Acquisition related expenses	11,862	1,876	19,352	1,876
Other income, net	—	—	(4,118)	—

Adjusted EBITDA	$162,829	$147,551	$476,851	$382,586

Shareholder Letter | Q3 Fiscal Year 2022	12

Viasat Third Quarter Fiscal Year 2022 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended December 31, 2021				Three months ended December 31, 2020
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$14,152	$(44,572)	$42,478	$12,058	$11,457	$(39,028)	$50,644	$23,073
Depreciation (3)	76,890	10,783	17,502	105,175	59,810	9,652	14,534	83,996
Stock-based compensation expense	6,850	7,360	7,225	21,435	6,815	7,327	7,497	21,639
Other amortization	8,131	2,583	4,208	14,922	8,597	2,691	5,905	17,193
Acquisition related expenses	7,141	—	4,721	11,862	665	565	646	1,876
Equity in income of unconsolidated affiliate, net	—	—	—	—	774	—	—	774
Noncontrolling interest	(60)	—	(2,563)	(2,623)	—	—	(1,000)	(1,000)

Adjusted EBITDA	$113,104	$(23,846)	$73,571	$162,829	$88,118	$(18,793)	$78,226	$147,551

	Nine months ended December 31, 2021				Nine months ended December 31, 2020
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$43,711	$(127,601)	$133,866	$49,976	$21,083	$(135,785)	$148,002	$33,300
Depreciation (3)	224,614	31,725	47,806	304,145	177,027	25,202	39,706	241,935
Stock-based compensation expense	22,470	21,169	21,037	64,676	19,545	22,931	22,491	64,967
Other amortization	24,580	7,631	12,273	44,484	24,962	7,550	13,498	46,010
Acquisition related expenses	14,631	—	4,721	19,352	665	565	646	1,876
Equity in (loss) income of unconsolidated affiliate, net	(256)	—	—	(256)	788	—	—	788
Noncontrolling interest	(160)	—	(5,366)	(5,526)	—	—	(6,290)	(6,290)

Adjusted EBITDA	$329,590	$(67,076)	$214,337	$476,851	$244,070	$(79,537)	$218,053	$382,586

(3)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of		As of	As of
Assets	December 31, 2021	March 31, 2021	Liabilities and Equity	December 31, 2021	March 31, 2021

Current assets:			Current liabilities:
Cash and cash equivalents	$166,032	$295,949	Accounts payable	$251,335	$145,134
Accounts receivable, net	363,013	238,652	Accrued and other liabilities	505,702	532,831
Inventories	353,993	336,672	Current portion of long-term debt	29,590	30,472

Prepaid expenses and other current assets	144,833	119,960	Total current liabilities	786,627	708,437

Total current assets	1,027,871	991,233
			Senior notes	1,685,484	1,683,264
			Other long-term debt	463,908	119,420
			Non-current operating lease liabilities	317,941	313,762
Property, equipment and satellites, net	3,603,181	3,050,483	Other liabilities	157,104	137,350

Operating lease right-of-use assets	344,499	340,456	Total liabilities	3,411,064	2,962,233

Other acquired intangible assets, net	237,850	9,568	Total Viasat, Inc. stockholders’ equity	2,634,450	2,351,469
Goodwill	190,907	122,300	Noncontrolling interest in subsidiary	41,280	35,765

Other assets	682,486	835,427	Total equity	2,675,730	2,387,234

Total assets	$6,086,794	$5,349,467	Total liabilities and equity	$6,086,794	$5,349,467

Shareholder Letter | Q3 Fiscal Year 2022	13

Viasat Financial Reconciliation Prior Periods

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands)

	Three months ended
	September 30, 2021	June 30, 2021	March 31, 2021

GAAP net income attributable to Viasat, Inc.	$3,291	$16,968	$7,357
Amortization of acquired intangible assets	7,399	5,929	1,311
Stock-based compensation expense	21,023	22,218	19,912
Acquisition related expenses	488	7,002	1,452
Other income, net	—	(4,118)	—
Income tax effect(1)	(6,784)	(14,728)	(4,844)

Non-GAAP net income attributable to Viasat, Inc.	$25,417	$33,271	$25,188

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended
	September 30, 2021	June 30, 2021	March 31, 2021

GAAP net income attributable to Viasat, Inc.	$3,291	$16,968	$7,357
(Benefit from) provision for income taxes	(2,874)	(4,087)	8,868
Interest expense, net	6,022	6,229	5,527
Depreciation and amortization	127,108	114,752	104,986
Stock-based compensation expense	21,023	22,218	19,912
Acquisition related expenses	488	7,002	1,452
Other income, net	—	(4,118)	—

Adjusted EBITDA	$155,058	$158,964	$148,102

Shareholder Letter | Q3 Fiscal Year 2022	14